Exhibit 10.1

MUTUAL TERMINATION AGREEMENT
DEVVSTREAM HOLDINGS, INC. and KARBON-X CORP.
CARBON CREDIT FORWARD PURCHASE AGREEMENT

This Mutual Termination Agreement (this “Termination Agreement”) is entered into as of May 29, 2026 (the “Termination Date”) between Karbon-X Corp., a corporation organized under the laws of Canada (“KARX”), and DevvStream Holdings, Inc. (as predecessor to DevvStream Corp., “DEVV”, and together with KARX, the “Parties”).

RECITALS

A.          The Parties entered into that certain Carbon Credit Forward Purchase Agreement dated October 28, 2024 (the “Agreement”), pursuant to which KARX agreed to sell and deliver to DEVV certain CDR Global Artisan C-Sink or Industrial C-Sink verified greenhouse gas offset or carbon credits (the “C-Sink Credits”) according to the delivery schedule set forth in Schedule A to the Agreement, for an aggregate purchase price of USD $2,892,000 at USD $120.00 per unit.

B.          Pursuant to Section 1.1(b) of the Agreement, DEVV agreed to issue 444,923 common shares of DevvStream Corp. (as successor to DevvStream Holdings Inc.) at a deemed price of USD $6.50 per share as consideration for the C-Sink Credits (the “Consideration Shares”).

C.          The Parties acknowledge that: (i) KARX has not delivered any C-Sink Credits to DEVV under the Agreement; and (ii) DEVV has not issued the Consideration Shares to KARX under the Agreement. No obligations under the Agreement have been performed by either Party.

D.          The De-SPAC Transaction contemplated by the Agreement was completed on November 6, 2024. The termination condition in Section 4.1(b) of the Agreement (providing for termination if the De-SPAC Transaction had not completed by November 1, 2024) was not invoked by either Party.

E.          The Parties now desire to mutually terminate the Agreement in its entirety, with no further obligations or liabilities of any kind between them arising from or related to the Agreement, on the terms set forth herein.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Termination of Agreement.

The Agreement, including all schedules and exhibits thereto, is hereby terminated in its entirety, effective as of the Termination Date. Upon the effectiveness of this Termination Agreement, the Agreement shall be of no further force or effect and neither Party shall have any further rights, obligations, or liabilities thereunder, whether accrued or unaccrued, including without limitation any obligation of KARX to deliver C-Sink Credits and any obligation of DEVV to issue the Consideration Shares or any additional shares thereunder.

2.	Mutual Release.

Each Party, on behalf of itself and its respective affiliates, officers, directors, employees, agents, successors, and assigns, hereby fully, finally, and irrevocably releases and discharges the other Party and its respective affiliates, officers, directors, employees, agents, successors, and assigns from any and all claims, demands, actions, causes of action, suits, debts, liabilities, obligations, damages, losses, costs, and expenses of any nature whatsoever, known or unknown, arising out of or relating to the Agreement or any transactions contemplated therein, including without limitation any claim arising from the non-delivery of C-Sink Credits by KARX or the non-issuance of Consideration Shares by DEVV. Each Party acknowledges that this release is a full and final release of all claims relating to the Agreement, and that no Party has sold, assigned, transferred, or otherwise disposed of any claim released herein.

3.	No Admission.

Nothing in this Termination Agreement shall constitute or be construed as an admission of liability, fault, or wrongdoing by either Party with respect to the Agreement or any matter related thereto.

4.	Representations and Warranties.

Each Party hereby represents and warrants to the other that: (a) it has full power and authority to execute, deliver, and perform this Termination Agreement; (b) this Termination Agreement has been duly authorized, executed, and delivered by such Party and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms; (c) it has not sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of any claim, right, or interest arising under the Agreement; and (d) no authorization, consent, or filing with any governmental authority is required for its execution, delivery, or performance hereof.

5.	Surviving Provisions.

Notwithstanding the termination of the Agreement, the provisions of the Agreement relating to governing law (Section 5.10), jurisdiction (Section 5.10), and notices (Section 5.7) shall survive and remain in full force and effect and are incorporated herein by reference.

6.	Entire Agreement.

This Termination Agreement constitutes the entire agreement of the Parties with respect to the termination of the Agreement and supersedes all prior understandings, negotiations, and agreements between the Parties relating thereto.

7.	Counterparts.

This Termination Agreement may be executed in one or more counterparts, including by electronic or facsimile signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.	Governing Law.

This Termination Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. Each Party submits to the exclusive jurisdiction of the federal and state courts located in Los Angeles County, California.

IN WITNESS WHEREOF, the parties hereto have executed this Mutual Termination Agreement as of the date first written above.

KARBON-X CORP.	DEVVSTREAM HOLDINGS, INC.

By:	By:
Name: Chad Clovis	Name: Sunny Trinh
Title: Chief Executive Officer	Title: Chief Executive Officer
Date: May 29, 2026	Date:	July 7, 2026

Notices pursuant to Section 5.7 of the Agreement:

If to KARX:

Karbon-X Corp., 510 5th St. SW, Suite 910, Calgary, Alberta T2P 3S2, Canada
Attn: Chad Clovis | cc@karbon-x.com
c/o Cutler Law Group, P.C., Attn: M. Richard Cutler | rcutler@cutlerlaw.com

If to DEVV:

DevvStream Holdings, Inc., 2108 N St., Suite 4254, Sacramento, CA 95816
Attn: Sunny Trinh | chris@devvstream.com
c/o Kirkland & Ellis LLP, Attn: Peter Seligson, P.C. | peter.seligson@kirkland.com